Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

CONTACT:	John Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4092

FOOT LOCKER, INC. ANNOUNCES PROMOTION OF RICHARD JOHNSON TO POSITION OF CHIEF OPERATING OFFICER

NEW YORK, NY, May 16, 2012 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced the promotion of Richard A. Johnson to the position of Executive Vice President and Chief Operating Officer, effective immediately. Mr. Johnson will retain responsibility for all of the Company’s store banners worldwide.

“Dick Johnson has done a tremendous job leading our businesses to new levels of performance as we implement the many initiatives outlined in our strategic plan,” stated Ken C. Hicks, President and Chief Executive Officer of Foot Locker, Inc. “I am very pleased to announce the Board’s decision today to recognize Dick’s leadership with this much-deserved promotion.”

Mr. Johnson has been Executive Vice President and Group President – Retail Stores since July, 2011. He has been with the Company for more than 15 years in positions of increasing responsibility, including as President and CEO of the Company’s Foot Locker divisions in the U.S., President and CEO of Foot Locker Europe, and President and CEO of Footlocker.com/Eastbay. Mr. Johnson is a graduate of the University of Wisconsin – Eau Claire.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,400 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports, and CCS retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay/CCS, the Company is a leading provider of athletic footwear and apparel.

■  Foot Locker, Inc. 112 West 34th Street, New York, NY 10120